Exhibit 99.1

Contact:

Mark Beucler

Vice President, Finance, Chief Financial Officer and Treasurer

(508) 988-3200

Email: mbeucler@lifelinesys.com

Lifeline Shareholders Approve Merger with Royal Philips Electronics

FRAMINGHAM, Mass. – March 21, 2006 – Lifeline Systems, Inc. (NASDAQ: LIFE) announced that its shareholders voted today to adopt the merger agreement under which Koninklijke Philips Electronics N.V. (NYSE: PHG, AEX: PHI) will acquire Lifeline. Approximately 75 percent of the shares held of record and entitled to vote were voted in favor of the merger agreement. Under the terms of the merger agreement announced on January 19, 2006, Lifeline shareholders will receive $47.75 per share in cash, for an approximate transaction value of $750 million (equaling an aggregate value of $690 million net of $60 million cash and cash equivalents). The transaction is expected to close on Wednesday, March 22.

“We appreciate this expression of shareholder support as we begin the next phase in the continued evolution and growth of our company,” said Lifeline Systems President and Chief Executive Officer Ron Feinstein. “All of us at Lifeline are looking forward to the closing and a productive working relationship with Philips as we continue to pursue our founding mission of providing independent living solutions to the at-risk elderly and their families.”

About Lifeline Systems, Inc.

Established in 1974, Lifeline Systems is the leading provider of personal response services and emergency call systems in the United States and Canada. As of December 31, 2005, the company supported 469,400 subscribers from its response centers in Massachusetts, Ontario and Quebec. Lifeline also supplies emergency response equipment and services to owners and developers of independent and assisted living and continuing care retirement communities across North America. To people who live alone or in senior living communities, the company provides reassurance and peace of mind with dedicated, well-trained people, advanced technology and a nationwide support structure designed to achieve service excellence. The company is committed to affording its subscribers and residents the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems, visit: www.lifelinesys.com.

Safe Harbor for Forward-Looking Statements

This release contains certain forward-looking statements with respect to Lifeline Systems and the closing of its merger transaction with Koninklijke Philips Electronics N.V., the benefits of the transaction, future opportunities for the combined company and other statements about Lifeline management’s future expectations, beliefs, goals, plans or prospects. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the satisfaction of the closing conditions pertaining to the merger transaction.